CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADIZ INC.

Cadiz Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The certificate of incorporation of the Corporation is hereby amended by deleting the title of Article FOURTH and title and text of PART A of Article FOURTH thereof in their entirety and inserting the following in lieu thereof:

"FOURTH

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,100,000, consisting of two classes as follows:

1. 125,000,000 shares of Common Stock, par value one cent ($.01) per share (the "Common Stock"); and

2. One Hundred Thousand (100,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock")."

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 18th day of June, 2026.

CADIZ INC.

By: ______________________
Name: Stanley Speer
Title: Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:52 PM 06/18/2026
FILED 05:52 PM 06/18/2026
SR 20263460627 - File Number 2295882